INVESTMENT SUB-ADVISORY AGREEMENT

between

J. P. MORGAN PRIVATE INVESTMENTS INC.

and

BNY MELLON ASSET MANAGEMENT NORTH AMERICA CORPORATION

This INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”), effective as of June 22, 2018, between J.P. Morgan Private Investments Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Delaware, and BNY Mellon Asset Management North America Corporation (“Subadviser”), a corporation organized and existing under the laws of the State of Delaware.

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of June 22, 2018 (the “Advisory Agreement”) with Six Circles Trust, a Delaware statutory trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is and will continue to be a series trust having one or more investment funds, each with its own assets, investment objectives, policies and restrictions (each a “Fund” and collectively, the “Funds”); and

WHEREAS, the Subadviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”); and

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Subadviser, in connection with the Funds listed on Appendix A, in the provision of a continuous investment program for that portion of the assets of the Fund which the Adviser may from time to time allocate to the Subadviser in accordance with the terms of this Agreement (the “Subadviser Assets”) and the Subadviser is willing to furnish such services (the “Investment Program”);

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.    Appointment. The Adviser hereby retains the Subadviser to act as investment adviser for and to manage on a discretionary basis the Subadviser Assets for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Subadviser acknowledges and agrees that (i) the Adviser makes no commitment to allocate any maximum or minimum portion of the Fund’s assets to the Subadviser as the Subadviser Assets, (ii) at any time, upon written notice to the Subadviser, the Adviser may allocate all, none or any portion of the Fund’s assets to the Subadviser, (iii) may reallocate any portion or all of the Subadviser Assets (a) to any other subadviser unaffiliated with the Adviser upon written notice to the Subadviser or (b) to itself or a subadviser affiliated with the Adviser upon 61 days’ written notice to the Subadviser (or such shorter period as may be agreed by the Subadviser after receipt of such notice) and (iv) subject to written notice to the Subadviser, and, as applicable, the written notice set forth in clause (iii)(b) of this paragraph 1, the Adviser retains authority to immediately assume direct responsibility for any function delegated to the Subadviser under this Agreement.

2.       Duties of the Subadviser

A. Investment Subadvisory Services. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Adviser, the Subadviser shall manage the investments of the Subadviser Assets in accordance with (i) the Fund’s investment objective, policies, and restrictions as provided in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), (ii) the portfolio guidelines agreed from time to time in writing by the Adviser and the Subadviser (the “Guidelines”), (iii) except as specifically set forth in the Guidelines, the requirements applicable to registered investment companies under applicable laws (including the 1940 Act) and (iv) such other limitations as the Adviser may institute in writing; provided that Subadviser is provided the opportunity to raise any issues that could affect implementation with the Adviser. In the unlikely event that the Sub-Adviser determines that it cannot comply with the limitations, and no compromise can be reached with the Adviser, Sub-Adviser may resign prior to the implementation date of the limitation, notwithstanding any termination notice period set forth in Section 9. For the avoidance of doubt, the Subadviser agrees that it will manage the Subadviser Assets in accordance with the investment limitations and other restrictions under the 1940 Act as if the Subadviser Assets constituted a separate investment company registered under the 1940 Act. The Subadviser further agrees to manage the investments of the Subadviser Assets in accordance with Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), as if the Subadviser Assets constituted a separate investment company registered under the 1940 Act, except as otherwise specifically set forth in the Guidelines. Without limiting the preceding obligations of the Subadviser, if the Adviser notifies the Subadviser that the Adviser has determined, in its sole discretion, that the Subadviser Assets are not in compliance with any of the Prospectus, Guidelines, the 1940 Act or the Code, the Subadviser will promptly take action to bring the Subadviser Assets back into compliance; provided, however, the Subadviser’s action shall not, in and of itself, constitute an admission by the Subadviser that the Subadviser Assets are not in compliance with the Prospectus, Guidelines, the 1940 Act or the Code. The Subadviser shall (a) make investment decisions for the Subadviser Assets and select securities for purchase or sale with respect to the Subadviser assets; (b) place purchase and sale orders for portfolio transactions for the Subadviser Assets; and (c) employ professional portfolio managers and investment analysts whose duties include, without limitation, providing research services with respect to the Subadviser Assets. In providing these services, the Subadviser will conduct a program of investment, evaluation and, if appropriate, sale and reinvestment of the Subadviser Assets, including the amount to be held uninvested as cash or in cash equivalents selected by the Subadviser.

The Adviser shall make available to or furnish the Subadviser with copies of the Trust’s Prospectus and Statement of Additional Information, Declaration of Trust, Bylaws, Advisory Agreement, the Guidelines and any other limitations or guidelines instituted by the Adviser with regards to the Subadviser Assets, and any amendments thereto. Upon notification by the Adviser of such amendments, the Subadviser shall promptly commence action if necessary to bring the Subadviser Assets into compliance.

The Subadviser shall have authority to instruct the Fund’s custodian (the “Custodian”) to: (i) pay cash for securities and other property delivered to the Custodian for the Subadviser Assets, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Subadviser Assets, and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Subadviser Assets with respect to any investments made pursuant to the Prospectus. Notwithstanding its authority to instruct on portfolio trades or depositing margin or collateral, the Adviser confirms, and the Subadviser acknowledges and agrees, that the Subadviser is not acting in the capacity of a custodian nor taking custody of any assets of the Funds

Notwithstanding any other provision in this Agreement or in any agreement executed between the Fund and the Custodian (each, a “Custody Agreement”), the Advisor confirms, and the Subadviser acknowledges and agrees, that the Subadviser shall have no authority whatsoever, nor any authority to direct Custodian, to withdraw or transfer funds or securities from an account otherwise than in connection with effecting or settling trades for the accounts pursuant to this Agreement. In the event of a conflict between the provisions of this Agreement and the Custody Agreement, the terms of this Agreement shall control. The Custodian and not the Subadviser is responsible for the collection of income, dividends, and other distributions and for other functions incidental to the role of the Custodian.

Subject to Section 2D (Brokerage) below, the Subadviser is authorized with respect to the Subadviser Assets to enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) and take any other actions required to make investments pursuant to the Prospectus, which shall include any market and/or industry standard documentation and the standard representations contained therein.

B. Subadviser Undertakings. In all matters relating to the performance of this Agreement, the Subadviser shall act in conformity with (a) the Trust’s Prospectus and Agreement, (b) the Guidelines, (c) any other written limitations instituted by the Adviser with regard to the Subadviser Assets, and (d) any written instructions and directions of the Board or the Adviser (so long as (x) such instructions and directions do not cause the Subadviser to violate applicable law or regulation (y) the Subadviser is provided a reasonable period of time to comply with and/or to raise any implementation issues in writing to such instructions and directions and (z) in the unlikely event that the Sub-Adviser determines that it cannot comply with the limitations, instructions or directions referenced above, and no compromise can be reached with the Adviser, Sub-Adviser may resign prior to the implementation date of the limitation or instruction, notwithstanding any termination notice period set forth in Section 9. The Subadviser hereby agrees to:

(i)

regularly report to the Board and the Adviser (in such form and frequency as the Adviser and Subadviser mutually agree) with respect to the implementation of the Investment Program, compliance of the Subadviser Assets with the Prospectus, the Guidelines, the 1940 Act and the Code, and other topics as may reasonably be requested by the Board or the Adviser, including attending Board meetings, as reasonably requested, to present such reports to the Board;

(ii)

make themselves available, upon reasonable request by the Adviser, the Trust’s pricing agent and/or valuation committee, taking into account the time sensitive nature of the matter, to consult with the Adviser, the Trust’s pricing agent or valuation committee regarding the valuation of any of the Subadviser Assets for which the Adviser, the Trust’s pricing agent or valuation committee seeks assistance from the Subadviser or identifies for review by the Subadviser. Notwithstanding the foregoing, the Adviser acknowledges that (a) the Subadviser’s valuation policies may differ from the valuation policies of the Trust’s pricing agent and valuation committee and (b) therefore, the valuations made by the Fund with respect to the Subadviser Assets may differ from the valuations made by or on behalf of the Subadviser for other accounts that the Subadviser manages;

(iii)	in connection with any securities or other investments purchased, sold, retained or borrowed for the Subadviser Assets, arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets, and other documents and information, including, but not limited to, CUSIP, Sedol, or other numbers that identify the securities or other instruments to be purchased, sold, retained or borrowed on behalf of the Fund, as may be reasonably necessary to enable the Custodian to perform its custodial, administrative, and recordkeeping responsibilities with respect to the Fund. Communication by the Subadviser via electronic means is acceptable to the Adviser, the Custodian or the administrator. (the “Administrator”);

(iv)

with respect to securities or other instruments of the Subadviser Assets to be settled through the Custodian, arrange for the transmission of the confirmation of such trades to the Custodian by the end of the day upon which such transaction occurs. For the avoidance of doubt, the parties acknowledge that the Subadviser is not a custodian of the Fund’s assets and that it will not take possession or custody of such assets;

(v)

reconcile all trades made on behalf of the Subadviser Assets with each executing broker and counterparty daily to facilitate accurate trade settlement and verify open positions (including cash). The Subadviser shall notify the Adviser and the Custodian, on behalf of the Fund, promptly upon becoming aware of any trade which the Subadviser believes was not executed in accordance with its instructions and in no event shall notice be delivered later than one business day after the time as of which the Subadviser becomes aware of any such trade. The Fund or its designee may also conduct a reconciliation of trades as reported from executing brokers and counterparties and the Subadviser shall reasonably cooperate with the Fund or such designee in order to effect such reconciliation, including without limitation by arranging for reasonable access by the Fund or such designee to the files and websites of the executing brokers and counterparties to the extent such access is available;

(vi)

promptly review each holdings reconciliation report relating to the Subadviser Assets that it receives from the Custodian and accounting agent and/or the Adviser, as appropriate, and shall use commercially reasonable efforts to resolve all open reconciliation items, including trade breaks, contained in such report within one business day after the time as of which the Subadviser receives such report. The Subadviser shall notify the Adviser and the Fund of any errors or discrepancies, including, without limitation, trade breaks, in the holdings reconciliation reports which have not been resolved within one business day no later than one business day after the time as of which the Subadviser becomes aware of any such errors or discrepancies;

(vii)

use commercially reasonable efforts to prepare and cause to be filed in a timely manner Form 13F and Schedules 13D or 13G, if required, with respect to securities held in the Subadviser Assets, without regard for any other assets held by the Trust or the Fund, unless specifically informed otherwise by the Adviser (it being understood that unless notified otherwise in writing, the Subadviser shall consider such securities as being subject to its investment discretion for purposes of Form 13F). The Subadviser agrees that it shall not acquire on behalf of the Fund any equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (“1934 Act”) with the purpose or effect, at the time of such acquisition, of changing or influencing control of the issuer of the securities or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the 1934 Act;

(viii)

provide such historical performance, fee and expense information about the accounts and investment funds the Subadviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Subadviser in managing the

Subadviser Assets as may be reasonably necessary to allow the Trust, the Board or their agents to fulfill their duties under applicable laws, including, without limitation, Section 15 of the 1940 Act, and to permit the Adviser to satisfy its oversight responsibilities or to satisfy any request by applicable federal or state regulatory authorities. Such information may be provided in the form of a composite of accounts or on an anonymous basis;

(ix)

provide reasonable assistance to the Adviser with respect to the annual audit of the Fund’s financial statements, as related to the Subadviser Assets, including, but not limited to: (a) providing broker contacts as needed for obtaining trade confirmations; (b) providing copies of term loans and swap agreements, within a reasonable time upon request by the Adviser; (c) providing reasonable assistance in obtaining trade confirmations in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers and (d) provide reasonable assistance in valuing investments that are not readily ascertainable in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such market quotations through independent means; and

(x)

provide timely input to and collaborate with the Adviser and the Fund (a) in determining appropriate liquidity classifications for the Subadviser Assets, for purposes of compliance with Rule 22e-4 under the 1940 Act, when effective, and in accordance with the parameters of the Fund’s liquidity program, and (b) in providing data and information in connection with the preparation of the Fund’s shareholder reports (e.g. Form N-CSRs), census reporting forms (e.g. Form N-CEN) and portfolio holdings reporting forms (e.g. Forms N-Q and/or N-PORT) or the financial reports contained therein.

C. Expenses. The Subadviser will bear all of its expenses, including, without limitation, Subadviser’s insurance premiums and deductibles, in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Trust, except to the extent specifically assumed by the Subadviser as set forth herein or otherwise. The expenses to be borne by the Trust may include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission (the “SEC”) fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, insurance premiums and deductibles, industry association fees, outside auditing and fund-related legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders’ reports and meetings, and any extraordinary expenses. Notwithstanding the foregoing, upon request by the Adviser, Subadviser agrees to reimburse the Adviser or the Trust, as applicable, for reasonable and customary costs associated with any information statement or supplements to a Fund’s registration statement that are necessary due to changes regarding the Subadviser and that require prompt disclosure and for which, at the time of notification by Subadviser to Adviser of such changes, (i) the Trust or the Adviser is not already generating a supplement or amendment to the Trust’s registration statement for other purposes and (ii) the Adviser is not able to reasonably add such changes to a pending supplement. Such changes by Subadviser include, but are not limited to, changes to its structure or to key investment personnel. In addition, Subadviser shall reimburse the Adviser or the Trust, as applicable, for any reasonable and customary Board and/or proxy expenses required in connection with approving a change in control of the Subadviser, provided that to the extent the Trust is already incurring proxy expenses unrelated to the Subadviser and it is possible to include any shareholder proposals related to a change in control of the

Subadviser in the same proxy statement, proxy expenses relating to such Subadviser change in control proposal shall be reasonably shared between the Trust and the Subadviser. Reimbursable costs may include, but are not limited to, reasonable costs of preparation, filing, printing, postage, and/or distribution of such information statement or supplements to existing Fund shareholders and such other expenses as may be mutually agreed by the parties.

D. Brokerage. Except as otherwise agreed with the Adviser herein or otherwise, the Subadviser will utilize counterparties for futures and options clearing, and ISDAs for over-the-counter derivatives under agreements set up by, or in the name of, the Adviser or the Fund. Notwithstanding the foregoing, at the request of the Adviser and subject to the Adviser’s review and approval, Subadviser may negotiate and enter into such trading terms, ISDAs, control agreements, clearing agreements and other trading arrangements on behalf of the Fund as may be necessary for the Subadviser to effect transactions for Subadviser Assets with brokers, dealers and counterparties selected by the Subadviser. The Subadviser will be responsible for managing any collateral and margin requirements associated with investments made for the Subadviser Assets and will perform in-house reconciliation procedures on such accounts and provide information regarding such reconciliations to the Adviser upon reasonable request. The Subadviser shall notify the Custodian, the relevant counterparty and the Adviser of any significant discrepancies in the collateral requirements or daily collateral management activity promptly of the Subadviser becoming aware of a discrepancy and shall work to resolve any discrepancies in the collateral requirements or daily collateral management activity promptly after the time as of which the Subadviser becomes aware of such discrepancy. In selecting brokers or dealers to execute transactions on behalf of the Subadviser Assets, it shall be the policy of the Subadviser to seek to obtain best execution and the Subadviser agrees to act in conformance with its best execution policies and procedures. Subadviser shall provide updates of such best execution policies and procedures to the Adviser and the Fund upon the implementation of any material changes made thereto. In assessing best execution, the Subadviser will consider factors it deems relevant, which may include, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating best execution, the Subadviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Subadviser exercises investment discretion. Other than upon prior written approval by the Adviser, Subadviser will not engage in any transactions with respect to the Subadviser Assets with any affiliate of the Adviser.

In connection with the purchase and sale of over-the-counter derivatives transactions (including, without limitation, foreign exchange transactions whether or not traded pursuant to a master netting agreement) and/or futures contracts, Adviser or the Fund will (i) execute or direct Subadviser (by executing a derivatives authority letter in a form acceptable to Subadviser) to execute a derivatives and/or futures agreement with the selected counterparties, (ii) obtain any necessary legal entity identifiers and perform any actions as may be required under any laws applicable to Adviser, the Fund and the Fund’s assets and (iii) adhere to, or direct Subadviser (in a written form acceptable to Subadviser) as agent to the Adviser or Fund to adhere to, any protocols published by the International Swaps and Derivatives Association as applicable to the performance of Subadviser’s obligations under this Agreement (including, without limitation, the ISDA Dodd-Frank and EMIR protocols). In addition, Subadviser may establish a trading relationship and negotiate, execute and deliver futures give-up agreements with brokers as agent for the Adviser or Fund. Such give-up agreements govern financial futures that are executed through executing brokers which are then cleared and settled through clearing brokers. Subadviser may instruct such brokers to transfer money, securities, collateral or other property or take other actions with respect to the assets. The Adviser or Fund will be bound by the terms of the agreements and protocols authorized by this section.

Notwithstanding any other provision contained in this Agreement, Adviser authorizes and directs Subadviser to execute all foreign exchange transactions (“FX Transactions”) with such counterparties as Subadviser may select; provided, however, that, Subadviser may execute FX Transactions through the Custodian or subcustodian of the Fund’s assets for restricted currencies or other currencies Subadviser has determined are not feasible to trade with the selected counterparties. The Adviser acknowledges that, in the case of restricted currencies or other currencies Subadviser has determined are not feasible to trade with the selected counterparties, Subadviser shall not negotiate foreign exchange rates and commissions with such Custodian or subcustodian, or otherwise monitor or evaluate the foreign exchange rates and commissions charged by the Custodian or subcustodian and such rates and commissions may not be the best available for similar transactions.

E. Aggregation of Orders. Subject to the Subadviser’s obligations to seek to obtain best execution in selecting brokers or dealers to execute transactions on behalf of the Subadviser Assets as set forth in Section 2D (Brokerage), the Subadviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate orders. In such event, allocation of the orders, as well as the expenses incurred in the transaction, will be made by the Subadviser in a fair and equitable manner and consistent with the Subadviser’s fiduciary obligations to the Fund and to its other clients and in a manner consistent with the Subadviser’s allocation policies and procedures. Subadviser shall provide updates of its policies and procedures concerning allocations of orders to the Adviser and the Fund upon the implementation of any material changes made thereto. The Adviser recognizes that, in some cases, the Subadviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Subadviser Assets.

F. Books and Records. The Subadviser shall maintain separate detailed records as are required by applicable laws and regulations applicable to the Subadviser, including, without limitation, Rule 31a-3 under the 1940 Act, of all matters hereunder pertaining to the Subadviser Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that the Fund’s Records are the property of the Trust and further agrees to provide promptly to the Trust copies of any of such records upon the Fund’s or the Adviser’s request, provided, however, that Subadviser may retain copies of any such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Subadviser has no responsibility for the maintenance of the records of the Fund, except for those related to the Subadviser Assets that are required to be maintained by the Subadviser under applicable requirements of the 1940 Act.

G. Subadviser Compliance Responsibilities. The Subadviser and the Adviser acknowledge that the Subadviser is not the compliance agent for the Fund, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing. However, to the extent that the Subadviser has agreed to perform the services specified in this Agreement, the Subadviser shall perform (i) compliance monitoring designed to ensure compliance as set forth in Section 2A and (ii) periodic compliance testing with respect to the Subadviser Assets as it deems appropriate, based upon information in its possession or upon information and reasonable written instructions received from the Adviser or the Trust’s Administrator. The Adviser or the Administrator shall promptly provide the Subadviser with complete and accurate copies of the Trust’s Declaration of Trust, By-Laws, current Prospectus, the

Guidelines and any written policies or procedures adopted by the Board and currently in effect applicable to the Subadviser Assets, and shall use commercially reasonable efforts to provide the Subadviser with any amendments or revisions thereto in advance of such adoptions, amendments or revisions taking effect. Subadviser shall supply such reports or other documentation as reasonably requested from time to time by the Adviser to evidence Subadviser’s compliance with such Prospectus, policies or procedures.

H. Proxy Voting. The Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of any voting securities in the Subadviser Assets. The Subadviser may use recommendations from a third party in order to make voting decisions and may use a third party service provider to perform the voting (a “Third Party Proxy Voting Service Provider”). The Custodian shall cause to be forwarded to the Subadviser or Third Party Proxy Voting Service Provider all proxy solicitation materials that the Fund or its representatives may receive. The Subadviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the 1940 Act and the Advisers Act. The Subadviser further agrees that it will provide the Board as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format reasonably requested by the Board. Upon reasonable request, Subadviser shall provide the Adviser or the Administrator with all proxy voting records relating to the Subadviser Assets, including but not limited to those required by Form N-PX. The Subadviser will also provide an annual certification, in a form reasonably acceptable to Adviser, attesting to the accuracy and completeness of such proxy voting records. For the avoidance of doubt, the Subadviser has sole and full discretion to vote (or not to vote) any securities constituting the Subadviser Assets and the Adviser will not, directly or indirectly, attempt to influence the Subadviser’s voting decisions.

I. Use of Names. The Subadviser shall not use the name, logo, insignia, or other identifying mark of the Trust, the Fund or the Adviser or any of their affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Adviser or any of its affiliates in material relating to the Subadviser in any manner not approved in writing prior thereto by the Adviser; provided, however, that during the term of this Agreement, the Subadviser may use the Adviser’s or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Subadviser hereunder or which are required by the SEC, a state securities commission, law, regulation, court order or other similar request or demand or as otherwise permitted pursuant to this Agreement. For so long as the Fund remains in existence and the Subadviser is providing the services set forth herein, the Adviser and the Fund shall have a royalty-free license to use the name of the Subadviser, including any short-form of such name, or any combination or derivation thereof, limited for the purpose of identifying the Subadviser as a subadviser to the Fund. The Subadviser acknowledges and agrees that the Adviser, the Fund and the Fund’s distributor will use such names in communications about the Fund to current and prospective investors in accordance with all applicable laws, rules and regulations, together with other general information regarding the Subadviser and its affiliates, including, without limitation, a general description of the investment program of the Subadviser with respect to the Subadviser Assets. The Adviser and the Fund shall cease to use the name of the Subadviser in any newly printed materials (except as may be reasonably necessary to comply with applicable law or as required in connection with the Trust’s standard reporting) promptly upon termination of this Agreement. Other than materials which contain only the name or appointment of the Subadviser or language that is identical to previously-approved language from the current Fund Prospectus or Statement of Additional Information, all sales and other marketing and communications materials referring to or containing information regarding the Subadviser shall be subject to the review and approval of the Subadviser, which approval shall not be unreasonably withheld, and the Subadviser agrees to use commercially reasonable efforts to review all such material promptly, but no later than ten days of their receipt thereof.

J. Other Subadvisers. With respect to any Fund, (i) without the prior written consent of the Adviser, the Subadviser will not consult with any other subadviser to that Fund (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any subadviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Fund in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; and (ii) the Subadviser is responsible only for providing advice and the other services set forth herein with respect to the Subadviser Assets. Pursuant to Rule 17a-10 of the 1940 Act, the Adviser agrees that it will include a provision substantially similar to this Section 2J in each other subadvisory agreement relating to the Fund.

K. Portfolio Holdings. The Subadviser will not disclose, in any manner whatsoever, any list of securities held by the Fund or a list of Subadviser Assets, other than (i) in accordance with the Fund’s portfolio holdings disclosure policy, (ii) to third party service providers that reasonably require such information to perform services with respect to the Subadviser Assets so long as such third party service providers are subject to confidentiality restrictions and covenants, (iii) as otherwise directed in writing by the Adviser or (iv) as required by applicable law, regulation, court order or other similar request or demand (including in connection with Section 15 of the 1940 Act); provided that the Subadviser shall notify the Adviser of the disclosure. The foregoing shall not prohibit the Subadviser’s disclosure of portfolio securities and instruments held by any of its other client accounts or investment funds which pursue similar strategies to the Fund.

L. Business Continuity. The Subadviser has established and will keep in effect a “disaster recovery” preparedness plan that sets forth procedures for recovery of critical business functions at minimum operating levels and is designed so that it can be implemented within a 24-hour time period. The Subadviser shall notify the Adviser, as soon as practicable by telephone, electronic mail or such other method of prompt communication as may be available under the circumstances, of the occurrence of any event requiring the Subadviser to implement any procedures under such plan.

M. Cybersecurity. The Subadviser has established and will keep in effect policies and procedures reasonably designed to detect and prevent cybersecurity breaches, including without limitation, malware, viruses, and other unauthorized access to information and information systems maintained by the Subadviser. The Subadviser shall notify the Adviser, as soon as practicable by telephone, electronic mail or such other method of prompt communication as may be available under the circumstances, of the occurrence that results in, any unauthorized access to or modification of, loss or misuse of, or impairment of the integrity or availability of, any such information or information systems maintained by the Subadviser.

N. Subadviser Rights to Performance Record. Notwithstanding anything else to the contrary herein, the Subadviser shall retain a right to use the investment performance and track record of the Subadviser Assets (including in marketing) to the extent permitted by law, provided that the name of the Fund and the Trust is not specifically identified without the prior written approval of the Trust. Further, for the avoidance of doubt, the Subadviser shall be entitled to retain and use records of each of its transactions and other records pertaining to the Subadviser Assets and the Fund as are necessary to support any such uses of the investment performance and track record.

O. Subadviser Trade Errors and Breaches. The Subadviser shall notify the Adviser as promptly as reasonably practicable upon detection of any trade error or any breach of Guidelines or breach of other applicable limitations or requirements (a “Breach”) in connection with its management of the Subadviser Assets and in no event shall notice be delivered later than one business day after the time as of which the

Subadviser becomes aware of any such trade error or Breach, and the Subadviser shall commence action to correct any trade error or Breach promptly upon detection of any trade error in connection with its management of the Subadviser Assets. In the event of a trade error or Breach, the Subadviser shall provide a memorandum to the Adviser describing the trade error or Breach and the action, if any, to be taken to prevent future occurrences of such trade error or Breach or, alternatively, a statement that the Subadviser has reviewed its existing controls, found them reasonably designed to prevent additional trade errors or Breaches in the future and has determined that no further action is required. Notwithstanding the Subadviser’s assessment of its internal controls or any other provision of this Agreement including Sections 4 and 5, all trade errors or Breaches impacting the Fund must be remediated by the Subadviser to the satisfaction of the Adviser, which, for the avoidance of doubt, may include reimbursement from the Subadviser to the Fund of all costs, losses and expenses incurred due to the trade error or Breach, if any. In addition, the Subadviser shall provide the Adviser and the Trust, or their agents, with access to all documents and information within its possession or control related to any trade error or Breach, its analysis and correction.

3.       Compensation of Subadviser. The Adviser will pay the Subadviser, with respect to each Fund on Appendix A attached hereto, the compensation specified in Appendix A. Further, the Subadviser agrees to the representations regarding the fee structure specified in Appendix A. . In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to the Subadviser Assets accrued to, but excluding, the date of termination (as of the open of business) shall be paid promptly following such termination.

4.       Standard of Care. The Subadviser shall exercise its judgment as a fiduciary under applicable law in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, or as otherwise provided in Section 2O above and Section 5 below, the Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from Subadviser’s willful misfeasance, bad faith or negligence on its part in the performance of its duties hereunder, or from reckless disregard by it of its obligations and duties under this Agreement or from its material breach of this Agreement. It is acknowledged and agreed that any trade error that results in a gain to the Fund shall inure to the benefit of the Fund.

5.       Indemnification.

A. The Adviser shall indemnify the Subadviser and the Subadviser’s affiliates, agents, controlling persons, directors, partners, officers, employees and shareholders (collectively, the “Subadviser Indemnified Parties”) against, and hold such Subadviser Indemnified Parties harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in the Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, information furnished in writing to the Adviser by any Subadviser Indemnified Party for use therein or (ii) the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or the Adviser’s reckless disregard of its obligations and duties under this Agreement or the Adviser’s material breach of this Agreement.

B. The Subadviser shall indemnify the Trust, the Adviser and each of their respective affiliates, agents, controlling persons, directors, members of the Board, partners, officers, employees and shareholders (the “Adviser Indemnified Parties”) against, and hold them harmless from, any and all Losses arising out of any Proceedings in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Subadviser furnished in writing to the Adviser by the Subadviser for use in the Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC; (ii) the failure of the Subadviser to execute, or cause to be executed, portfolio investment transactions according to the requirements of applicable law, including the 1940 Act, the Code, the Prospectus and the Guidelines; (iii) any material breach by the Subadviser of this Agreement including, without limitation, any representation or warranty contained herein (and other written instructions given by the Board or the Adviser and agreed to by the Subadviser in writing in accordance with this Agreement); or (iv) the Subadviser’s willful misfeasance, bad faith or negligence in the performance of its duties hereunder or the Subadviser’s reckless disregard of its obligations and duties under this Agreement. For the avoidance of doubt, the term “agents” shall not include any broker/dealer or counterparty to which Subadviser directs transactions for the Subadviser Assets; provide, however that Subadviser shall select such broker/dealers and counterparties with reasonable care.

C. In no event shall either the Adviser or Subadviser be liable for any indirect, incidental, special, punitive, exemplary or consequential damages in connection with or arising out of this Agreement.

D. Notwithstanding anything in this Agreement to the contrary, Subadviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the accounts resulting from any event beyond the reasonable control of Subadviser or its agents, including but not limited to nationalization, strikes, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure, or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the accounts’ property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry, including changes in market rules and conditions affecting the execution and settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God or any other similar event. Subadviser shall use reasonable commercial efforts to mitigate any losses resulting from such events and shall maintain a commercially reasonable business recovery plan.

6.       Non-Exclusivity. The services of the Subadviser to the Adviser with respect to the Subadviser Assets are not to be deemed to be exclusive, and the Subadviser and its affiliates shall be free to render any investment advisory or any other services to others whether similar or dissimilar in nature to the services hereunder (including other investment companies) and to engage in any other activities. It is understood and agreed that the directors, officers, and employees of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

The Adviser acknowledges that the Subadviser now acts and from time to time hereafter may act as investment adviser or sub-investment adviser to one or more private funds, investment companies and fiduciary or other managed accounts (collectively, the “accounts”), and the Adviser has no objection to the Subadviser so acting. The Adviser acknowledges that while the Subadviser Assets and other accounts may invest in the same type of securities, the Subadviser may give advice or exercise investment responsibility and take such other action with respect to such other accounts which may differ from advice given or the timing or nature of action taken with respect to the Subadviser Assets; provided, however, that any such advice is consistent with the Subadviser’s fiduciary duties and obligations to the Subadviser Assets.

In addition, it is understood that the persons employed by the Subadviser to assist in the performance of the Subadviser’s duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict the Subadviser’s right or the right of any of the Subadviser’s affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

The Subadviser shall, for all purposes hereof, be an independent contractor and, except as expressly provided hereunder, the Subadviser shall have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

7.       Maintenance of Insurance. During the term of the Agreement and for a period of one year after the termination hereof, Subadviser will be covered by errors and omissions insurance, fidelity bond coverage and commercial general liability insurance coverage maintained by the Subadviser or any of its affiliates each in a commercially reasonable amount based upon industry standards. Subadviser shall upon reasonable request provide to the Adviser certificates of insurance evidencing these coverages and shall promptly notify the Adviser of any cancellation or material change.

8.       Confidentiality. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party (“Confidential Information”) and will not use or disclose such information for any purpose other than to a limited number of employees, attorneys, accountants, affiliates and other advisers (collectively, “Representatives”) for which such disclosure is necessary for the performance of its responsibilities and duties hereunder. In addition, Subadviser may disclose Confidential Information to other third parties (including, without limitation, custodians, brokers, counterparties and trade data repositories) solely in connection with the performance of its services under this Agreement. All such persons receiving Confidential Information shall have a need to know such Confidential Information for its performance in connection with the Subadviser’s services under the Agreement. Confidential Information shall not include information a party to this Agreement can clearly establish was (a) known to such party prior to disclosure to such party by the other party or its representatives and not otherwise subject to a separate confidentiality obligation (b) rightfully acquired by the party from third parties whom the party reasonably believes after due inquiry are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information. Neither party shall use the information provided by the other party to trade for their own account or, without the other party’s consent, for the account of any other person (other than the Fund). Nothing in this Section 8 will be deemed to prevent a party from disclosing information concerning the other party to the extent required to comply with any applicable law, regulation or regulatory filing or in response to a request from a duly constituted regulatory or judicial authority

9.       Term of Agreement. This Agreement shall become effective as of the date of its execution and shall continue in effect for a period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time (including during the initial two year term), without penalty, (i) on 61 days’ written notice by the Adviser, or (ii) on 60 days’ written notice by the Board, by vote of holders of a majority of the Fund’s shares or by the Subadviser, and will terminate five business days after the Subadviser receives written notice of the termination of the Advisory Agreement between the Trust and the Adviser. This Agreement also will terminate automatically in the event of its Assignment (as defined in the 1940 Act).

10.       Representations of Subadviser. The Subadviser represents, warrants, and agrees on each day during the term of this Agreement as follows:

A. The Subadviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) meets, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iii) has all necessary federal and state governmental, regulatory and commodity exchange licenses and approvals required to conduct its business as contemplated hereby; (iv) is and will continue to be operated in compliance in all material respects with all applicable laws, rules, and regulations; (v) has in effect all filings and registrations with federal and state governmental and regulatory agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including, by way of example only but without limitation, to the extent required, registration with the Commodity Futures Trading Commission (the “CFTC”) as a commodity trading advisor under the Commodity Exchange Act, as amended (the “CEA”) and membership with the National Futures Association (the “NFA”)), and the performance of such obligations will not materially violate or result in a material breach of any provision of the Subadviser’s certificate of formation or operating agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; (vii) will promptly notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (viii) will manage the Subadviser Assets in a manner consistent with the Subadviser’s code of ethics (the “Code of Ethics”) and its compliance policies and procedures.

B. The Subadviser has adopted a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Trust with a copy of such code of ethics. On a quarterly basis upon written request of the Adviser, the Subadviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Adviser that the Subadviser and its Access Persons have complied with the Subadviser’s Code of Ethics with respect to the Subadviser Assets and (ii) identifying any material violations of the Subadviser’s Code of Ethics which have occurred with respect to the Subadviser Assets. Upon the reasonable request of the Adviser, the Subadviser shall permit the Adviser, its employees or its agents to examine the reports required to be made by the Subadviser pursuant to Rule 17j-1.

C. The Subadviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the federal securities laws by the Subadviser, its employees, officers and agents. Upon reasonable request, the Subadviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Subadviser Assets. The Subadviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser, attesting to such written policies and procedures. In addition, on an annual basis, the Subadviser will provide the Adviser with a summary of their annual review of its policies and procedures as required by Rule 206(4)-7 of the Advisers Act.

D. The Subadviser has provided the Adviser and the Trust with a copy of its Form ADV Part 2 as most recently filed with the SEC and hereafter will provide a copy of its annual amendment to the Adviser. The Adviser acknowledges receipt of the Subadviser’s Form ADV more than 48 hours prior to the execution of this Agreement.

E. The written information provided by the Subadviser to the Adviser, the Fund and/or the Trust for use in (i) the Fund’s Prospectus, registration statement or proxy materials (the “Offering Materials”) and/or (ii) advertisements or sales literature or in communications with the Board, governmental or self-regulatory authorities or reports filed with the SEC (only when considered together with the other information included in the Offering Materials) does not, as of the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect.

F. The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Subadviser is bound or any order, rule, statue or regulation applicable to the Subadviser of any court or any governmental body or administrative agency having jurisdiction over the Subadviser, including, without limitation the 1940 Act or the Advisers Act.

G. The Subadviser is not in default of any material obligation to which it is bound or agreement to which it is a party, nor is the Subadviser in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect the business or financial condition of the Subadviser or are reasonably likely to have a material adverse effect on the Subadviser’s ability to carry out its obligations to the Fund under this Agreement.

H. Other than as may have been disclosed in writing to the Adviser, there is not pending any action, suit or proceeding before or by any court or other governmental body to which the Subadviser is a party, or to which any of the assets of the Subadviser are subject, which would reasonably be expected to have a material adverse effect on the Subadviser’s ability to perform its obligations under this Agreement. Other than as may have been disclosed in writing to the Adviser, the Subadviser has not received any notice of an investigation or other action from any regulatory organization, provided that it can be legally disclosed to third parties, including, without limitation, the SEC, the NFA or the CFTC regarding material non-compliance by the Subadviser with any rule, regulation or statute, which notice is reasonably expected to result in a material adverse effect on the Subadviser’s ability to perform its obligations under this Agreement.

I. This Agreement has been duly and validly authorized, executed and delivered by the Subadviser and constitutes a legal, valid and binding agreement of the Subadviser enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency laws and principals and doctrines of equity.

J. The Subadviser is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be duly qualified would materially affect the Subadviser’s ability to perform its obligations under this Agreement. The Subadviser has full power and authority to perform its obligations under this Agreement and it has the requisite power and authority to own property, perform its obligations and conduct its business.

K. Except as otherwise agreed by the Adviser, the Subadviser will manage the investments of the Subadviser Assets in accordance with the exemption provided in CFTC Rule 4.5.

L. The Subadviser has policies and procedures to ensure compliance with all applicable laws, rules and regulations, including without limitation, economic sanctions programs (“Sanctions”), such as those administered or promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the European Union, and the United Nations Security Council; and neither the execution or delivery of this Agreement by the Subadviser nor any action taken in its performance of its obligations hereunder shall cause the Trust or the Adviser to be in violation of Sanctions; and neither the execution or delivery of this Agreement by the Subadviser nor its performance of its obligations hereunder shall conflict with, violate, breach or constitute a default under any term or provision of its constituent or governing documents or any indenture, mortgage, deed of trust, instrument, agreement or other document to which the Subadviser is a party or by which it is bound or to which any of its assets are subject or any applicable statute, law, rule, regulation, order or other legal requirement applicable to the Subadviser or any of its assets.

If at any time, any event shall occur which would make any of the foregoing representations and warranties of the Subadviser no longer true and accurate in any material respect, the Subadviser shall notify the Adviser as soon as is reasonably practicable, except as prohibited by applicable law.

11.    Representations of Adviser. The Adviser represents, warrants, and agrees, as of the date hereof, as follows:

A. The Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is a member of the NFA and is registered under the CEA or is not required to be a member of NFA because (A) it is exempt from registration under the CEA and filed an appropriate notice of eligibility with the NFA; or (B) it is exempt from registration under the CEA and has no obligation to file a notice of eligibility with the NFA; or (C) it does not engage in activity that requires registration under the CEA; (iii) has the authority to enter into and perform the services contemplated by this Agreement; and (iii) will promptly notify the Subadviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B. The Trust is registered as an investment company under the 1940 Act and shall maintain such registration in good standing throughout the term of this Agreement.

C. The Adviser is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be duly qualified would materially affect the Adviser’s ability to perform its obligations under this Agreement. The Adviser has full power and authority to perform its obligations under this Agreement and it has the requisite power and authority to own property, perform its obligations and conduct its business.

D. The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Adviser is bound or any order, rule, statue or regulation applicable to the Adviser of any court or any governmental body or administrative agency having jurisdiction over the Adviser including, without limitation the 1940 Act or the Advisers Act.

E. This Agreement has been duly and validly authorized, executed and delivered by the Adviser and constitutes a legal, valid and binding agreement of the Adviser enforceable in accordance with its terms. This Agreement has been duly approved by the Trust and the Board in accordance with all applicable requirements of the 1940 Act.

F. Each Fund, when it engages in derivatives transactions, will be a “qualified eligible person” as defined in Rule 4.7 of the CFTC. The Adviser consents to each account being treated as an exempt account under Rule 4.7 of the CFTC.

If at any time, any event shall occur which would make any of the foregoing representations and warranties of the Adviser no longer true and accurate in any material respect, the Adviser shall notify the Subadviser as soon as is reasonably practicable, except as prohibited by applicable law.

12.    Provision of Certain Information by Subadviser.

A. The Subadviser will promptly notify the Adviser, as permitted by applicable law, (1) in the event the SEC, CFTC, NFA or other US or non-US governmental or self-regulatory authority has (i) censured the Subadviser; (ii) placed limitations upon its (or any affiliate’s) activities, functions or operations which would reasonably be expected to have a material adverse effect on the Subadviser’s ability to perform its obligations under this Agreement; (iii) suspended or revoked its registration, if any, as an investment adviser; or (iv) has commenced proceedings or a formal investigation that would reasonably be expected to have a material adverse effect on the Subadviser’s ability to perform its obligations under this Agreement; (2) upon any breach by the Subadviser in managing the Subadviser Assets in accordance with this Agreement; or (3) there occurs any (a) conviction, settlement or plea of guilty or no contest by the Subadviser or, any principal or officer of the Subadviser (the “Relevant Persons”) regarding any felony, securities law-related misdemeanor or any criminal misdemeanor involving theft or fraud, (b) settlement with or final determination by any regulatory authority involving a material violation of a securities law or regulation on the part of any Relevant Person; (c) formal allegation by any US or non-US governmental or self-regulatory body (including, but not to, limited to Wells Notices) of fraud, embezzlement, money laundering, insider trading, market manipulation or abuse, or breach of regulation with reference to, any Relevant Persons or the initiation of any such Proceeding (as defined in the general instructions to Form ADV) against any Relevant Persons; (d) disciplinary information that Subadviser is obligated to disclose to its clients under Item 11 of Form ADV Part 1A or Item 9 of Form ADV Part 2A; (e) material breach of this Agreement of which the Subadviser is aware; or (f) any other event which could, in the reasonable determination of the Subadviser, have a material adverse effect on the Subadviser’s ability to carry out its obligations to the Fund under this Agreement.

B. The Subadviser further agrees to notify the Adviser promptly of any material fact respecting or relating to the Subadviser known to the Subadviser not to be contained in the Prospectus and required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of Subadviser’s obligations and responsibilities contained in this Agreement, Subadviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38(a) – 1 of the 1940 Act. Such assistance shall include, but not be limited to, (i) providing such reports and certifications as the Chief Compliance Officer of the Fund may reasonably request pursuant to Rules 17j-1 and 38a-1 under the 1940 Act and Rule 206(4)-7 under the Advisers Act; (ii) reasonably facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; (iii) providing the Trust’s chief compliance officer with direct reasonable access to its chief compliance officer; (iv) providing the Trust’s chief compliance officer with such periodic reports as may be reasonably requested to allow the Trust’s chief compliance officer to address in his or her annual written report to the Board pursuant to Rule 38a-1 the operation of the policies and procedures of the Subadviser as they relate to the Subadviser Assets; and (v) providing special reports in the event of “material compliance matters,” as defined by Rule 38a-1(e)(2), relating to the Subadviser Assets, as soon as is reasonably practicable and permitted by applicable law.

Further, Subadviser is aware that: (a) the Chief Executive Officer (Principal Executive Officer) and Treasury/Chief Financial Officer (Principal Financial Officer) of the Trust (collectively, “Certifying Officers”) currently are required to certify the Trust’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act of 1940, as amended; and (b) the Certifying Officers must rely upon certain matters of fact generated by Subadviser of which they do not have firsthand knowledge. Consequently, Subadviser will provide the Adviser, the Trust or the Board with such information and assurances (including any sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Trust in its preparation of periodic reports on Form N-CSR.

13.    Provision of Certain Information by the Adviser. The Adviser shall timely furnish the Subadviser with such additional information as may be reasonably necessary for, and reasonably requested by, the Subadviser to perform its responsibilities pursuant to this Agreement. The Adviser will also promptly notify the Subadviser, as permitted by applicable law: (1) in the event that the SEC, CFTC, NFA or other US or non-US governmental or self-regulatory authority has (i) censured the Adviser or the Trust; (ii) placed limitations upon either of their activities, functions, or operations which may reasonably be expected to have a material adverse effect on the Adviser’s ability to perform its obligations under this Agreement or have a material adverse effect on the Trust; (iii) suspended or revoked the Adviser’s registration as an investment adviser; or (iv) has commenced proceedings or an investigation that would reasonably be expected to have a material adverse effect on the Adviser’s ability to perform its obligations under this Agreement; or (2) upon having a reasonable basis for believing that the Fund has ceased to qualify or might reasonably be expected to fail to qualify as a regulated investment company under Subchapter M of the Code.

14.    Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

15.    Miscellaneous.

A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. Notification of Changes. The Subadviser will notify the Adviser of any “assignment” or actual change in control or management of the Subadviser within the meaning of Section 2(a)(4) and Rule 2a-6 under the 1940 Act, and Section 202(a)(1) and Rule 202(a)(1)-1 under the Advisers Act, including, as applicable, any change of its general partners or 25% shareholders or 25% limited partners, in each case prior to or promptly after such change. In addition, the Subadviser will notify the Adviser of any changes in the key personnel of the Subadviser involved in the management and oversight of the Subadviser Assets, including portfolio managers and senior management or any performing a similar role with respect to the Subadviser Assets,.

C. Captions. The Captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

E. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F. Notices. Unless otherwise provided herein or agreed to in writing by the parties, all notices, instructions or advice permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronic mail, by web site or other widely-used electronic medium and addressed to (or delivered to) the respective party at the address set forth below or at such other address or addresses as shall be specified, in each case, in a notice similarly given. By consenting to the electronic delivery of any notice, documentation or other communication in respect of this Agreement, the accounts or as required pursuant to applicable law, the Adviser authorizes Subadviser to deliver all communications by email or other electronic means. Subadviser may rely upon any notice from the Adviser or other communication reasonably believed by Subadviser to be genuine.

All notices to Adviser shall be sent to: J.P. Morgan Private Investments Inc., 270 Park Avenue, 5th Floor, New York, NY 10017, Attention: Mary Savino; email: mary.savino@jpmorgan.com.

All notices to Subadviser shall be sent to: BNY Mellon Asset Management North America Corporation, 201 Washington Street, 29th Floor, Boston, MA 02108, Attention: Scott Mountain; email: smountain@standish.com.

G. Consent to Electronic Delivery of Documents

The Adviser consents to electronic delivery of all or a portion of the documents that Subadviser may deliver to the Adviser and/or the Trust or Fund in accordance with the terms and conditions set forth in this Section. The Adviser understands that the types of documents that Subadviser may deliver electronically include account opening documents and forms; account statements and reports; notice of changes to account terms, products, or services; disclosure documents (i.e., Form ADV and supplements thereto); consents; policy and procedure documents; privacy notices; and any other confirmation, notice, report or information required by law, rule, regulation, or prohibited transaction exemption to be provided in writing related to an investment in an Account.

(a)

The Adviser agrees that the documents to be delivered electronically may be sent via e-mail to the e-mail address(es) indicated in Section 18. The Adviser acknowledges that alternatively, Subadviser may send a separate notice by e-mail advising as to the Internet website or other site that the Adviser must go to in order to obtain certain documents.

(b)	The Adviser understands that access to the Internet is required in order to retrieve the documents that will be electronically delivered and the Adviser hereby confirms that it has such access. Subadviser does not charge for such access, but the Adviser may be required to pay for internet access generally.

(c)

The Adviser acknowledges that documents delivered electronically may be in Portable Document Format (PDF), and that the Adobe Acrobat Reader software required to view them is available free of charge from Adobe’s website at www.adobe.com.

(d)

The Adviser understands that the Internet is not a secure network and that communications transmitted over the Internet may be accessed by unauthorized or unintended third parties. E-mail notifications sent by Subadviser will not contain sensitive or confidential information unless such emails are encrypted. Due to security risks, the Adviser will endeavor not send to Subadviser any sensitive information, such as account numbers or passwords, in an unencrypted email, or acknowledges it will do so at its own risk.

(e)

The Adviser will notify Subadviser if its email address changes, if it no longer wishes to receive electronic deliveries or if it is unable to obtain any documents or to access the internet, and may at any time request, and receive at no charge, a paper copy of any document delivered electronically.

H. Third-Party Beneficiary. The Fund is an intended third-party beneficiary under this Agreement and is entitled to enforce this Agreement as if it were a party thereto.

I. Survival. Sections 2F, 2I, 2K, 2N, 5, 7 (for a period of 1 year), 8, 15A and 15H shall survive the termination of this Agreement.

J. Litigation; Class Actions. Subadviser will have no obligation to advise, initiate or take any other action on behalf of the Adviser, the Trust or any Fund in any legal proceedings (including, without limitation, class actions and bankruptcies), (each, a “Legal Action”) relating to the securities comprising the Subadviser Assets or any other matter. The Custodian shall have the responsibility for forwarding to the Fund or its representative any related notices and communications sent by the issuers or other third parties and for processing any and all consents and supporting documentation required in connection with an account’s participation in any such Legal Action. To the extent the Custodian or Adviser has notice of a Legal Action, upon Adviser’s request, Subadviser shall provide reasonable cooperation and assistance to the Custodian in its preparation and execution of any Legal Action filings on behalf of the accounts. Unless otherwise agreed between the parties, Subadviser will not file proofs of claims relating to the securities comprising the Subadviser Assets or any other matter and will not be obligated to notify the Adviser, the Trust, any Fund or the Custodian of the Subadviser Assets of class action settlements or bankruptcies relating to the Subadviser Assets. Further, the Adviser agrees that Subadviser has no duty to institute, prosecute, defend, settle or otherwise dispose of any claim relating to securities purchased or held in an account; provided that it may provide reasonable cooperation and assistance with respect to possible claims relating to securities purchased or held in an account, consistent with its fiduciary duties.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

J.P. MORGAN PRIVATE INVESTMENTS INC.

By:	/s/ Mary Savino
Name: Mary Savino
Title: Managing Director

BNY MELLON ASSET MANAGEMENT NORTH AMERICA CORPORATION

By:	/s/ Michael Germano
Name: Michael Germano
Title: Managing Director

20